Exhibit 99.1

NEWS RELEASE

NCR Atleos Corporation Announces Results of Consent Solicitation

for Outstanding Senior Secured Notes

ATLANTA, March 11, 2026—NCR Atleos Corporation (NYSE: NATL) (“Atleos” or the “Company”) today announced the results of its previously announced consent solicitation (the “Consent Solicitation”) with respect to certain amendments (the “Amendments”) to the indenture (the “Indenture”) governing its 9.500% Senior Secured Notes due 2029 (the “Notes”).

As of March 11, 2026 and according to the information received by D.F. King & Co. Inc., consents to the Amendments had been provided and not validly revoked by holders of a majority in aggregate principal amount of the outstanding Notes. Accordingly, the Company has obtained the consents required to effect the Amendments.

On March 11, 2026, the Company, its subsidiary guarantors and the trustee executed a supplemental indenture (the “Supplemental Indenture”) to effect the Amendments in accordance with the Consent Solicitation Statement, dated as of March 5, 2026. The Supplemental Indenture became effective immediately upon execution and is binding on all holders of the Notes, including those who did not deliver a consent at or prior to such execution.

Morgan Stanley & Co. LLC and Truist Securities, Inc. served as solicitation agents in the Consent Solicitation and D.F. King & Co. Inc. served as the information, tabulation and paying agent. Persons with questions regarding the Consent Solicitation should contact Morgan Stanley & Co. LLC at (toll free) (800) 624-1808 or (collect) (212) 761-1057 or by e-mail at LMNY@morganstanley.com or Truist Securities, Inc. at (toll free) (833) 594-7730 or by e-mail at LiabilityManagement@truist.com. Requests for the Statement should be directed to D.F. King & Co. Inc., at (toll free) (800) 893-5865, (banks and brokers) (212) 784-6888 or by email to brinks@dfking.com.

This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. The Consent Solicitation was made solely by the Statement referred to above and related materials and is subject to the terms and conditions therein. Neither the Statement nor any documents related to the Consent Solicitation have been filed with, or approved or reviewed by, any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of the Statement or any documents related to the Consent Solicitation, and it is unlawful and may be a criminal offense to make any representation to the contrary.

News Media Contact

Scott Sykes

NCR Atleos Corporation

scott.sykes@ncratleos.com

Investor Contact

Melanie Skijus

NCR Atleos Corporation

melanie.skijus@ncratleos.com

About NCR Atleos

NCR Atleos (NYSE: NATL) is the leader in expanding self-service financial access, with industry-leading ATM expertise and experience, unrivalled operational scale including the largest independently-owned ATM network, always-on global services and constant innovation. NCR Atleos improves operational efficiency for financial institutions, drives footfall for retailers and enables digital-first financial self-service experiences for consumers. For more information, visit www.ncratleos.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “assume,” “could,” “estimate,” “expect,” “target,” “possible,” “project,” “predict,” “intend,” “plan,” “believe,” “potential,” “may,” “should”, “will” and similar expressions are based on current expectations and assumptions and are subject to risks, uncertainties and contingencies, many of which are beyond our control and difficult to predict or quantify, and which could cause actual results to differ materially from those that are anticipated.

Factors that could cause actual results to differ include, but are not limited to: Brink’s ability to consummate the proposed transaction with NCR Atleos Corporation (“NCR Atleos”) (the “Transaction”); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; Brink’s ability to finance the Transaction; Brink’s indebtedness, including the substantial indebtedness Brink’s will incur in connection with the Transaction and the need to generate sufficient cash flows to service and repay such debt; failure to consummate any anticipated repayment of the combined company’s indebtedness in the expected timeframe or at all; failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; failure to satisfy any other conditions to closing of the Transaction; failure to realize the anticipated benefits and synergies of the Transaction in the expected timeframe or at all, including as a result of a delay in consummating the Transaction; the success of integration plans and the time required to successfully integrate NCR Atleos’ operations with those of Brink’s; the focus of management’s time and attention on the Transaction and other potential disruptions arising from the Transaction; the effects of the announcement of the Transaction on Brink’s or NCR Atleos’ businesses; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with banks, employees, customers or suppliers) may be greater than expected following the public announcement of the Transaction; Brink’s or NCR Atleos’ ability to retain certain key employees following the public announcement of the Transaction; the potential for litigation related to the Transaction; Brink's or NCR Atleos’ ability to obtain certain third party or governmental regulatory consents, approvals or clearances; potential undisclosed liabilities of NCR Atleos not identified during the due diligence process; the impact of the Transaction on the market price of Brink’s or NCR Atleos’ common stock and/or operating results; and general economic conditions that are less favorable than expected.

Additional information concerning other risk factors is also contained in Part I, Item 1A “Risk Factors” of (i) Brink’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2026, and (ii) NCR Atleos’ Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026 and, in each case, in subsequent filings with the SEC.

The forward-looking information included in this release is representative only as of the date of this document and Brink's and NCR Atleos undertake no obligation to update, revise or clarify any information contained in this document or forward-looking statements that may be made from time to time on either of their behalf, whether as a result of new information, future events or otherwise, except as required by law.

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